Exhibit 12.1

                          Hospitality Properties Trust
                Computation of Ratio of Earnings to Fixed Charges
                      (in thousands, except ratio amounts)






                                          Three Months Ended
                                              March 31,                       Year Ended December 31,
                                      --------------------------    -------------------------------------------
                                         2002           2001          2001             2000            1999
                                         ----           ----          ----             ----            ----

Income Before Extraordinary Item         $33,331         $30,088     $131,956         $126,271       $111,929
Fixed Charges                             10,047          10,186       41,312           37,682         37,352
                                      ------------    ----------    -----------      -----------    -----------
Adjusted Earnings                        $43,378         $40,274     $173,268         $163,953       $149,281
                                      ============    ==========    ===========      ===========    ===========


Fixed Charges:
     Interest on indebtedness and
     amortization of deferred
     finance costs                       $10,047         $10,186      $41,312          $37,682        $37,352
                                      ------------    ----------    -----------      -----------    -----------

Total Fixed Charges                      $10,047         $10,186      $41,312          $37,682        $37,352
                                      ============    ==========    ===========      ===========    ===========



Ratio of Earnings to Fixed Charges         4.32x           3.95x        4.19x            4.35x          4.00x
                                      ============    ==========    ===========      ===========    ===========